                                                                      EXHIBIT 11

                             LDM Technologies, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                     (thousands of dollars, except ratios)


                                                               1995        1996        1997       1998        1999
                                                               ----        ----        ----       ----        ----
Earnings available for fixed charges:

Income from continuing operations before income
taxes, minority interest and extraordinary item               $ 11,537    $5,109     $  5,008    $ (7,884)  $  2,044

Interest, including amortization of debt issuance cost           3,340     4,060       11,388      19,999     21,067

Less, interest capitalized during the year                        (162)     (780)        (312)       (185)      (706)

Amortization of capitalized interest                                          16           84         103        174

Portion of operating lease rentals deemed to be interest           650       600          701       2,122      2,770
                                                              --------    ------     --------    --------   --------

Total earnings available for fixed charges:                   $ 15,365    $9,005     $ 16,869    $ 14,155   $ 25,349
                                                              ========    ======     ========    ========   ========
Fixed charges:

Interest, including amortization of debt issuance cost        $  3,340    $4,060     $ 11,388    $ 19,999  $  21,067

Portion of operating lease rentals deemed to be interest           650       600          701       2,122      2,770
                                                              --------    ------     --------    --------   --------

Total fixed charges                                           $  3,990    $4,660     $ 12,089    $ 22,121  $  23,837
                                                              ========    ======     ========    ========   ========

Ratio of earnings to fixed charges                                 3.9       1.9          1.4          .6        1.1
                                                              ========    ======     ========    ========   ========

                                      F-27